News Release

For Immediate Release:	For More Information,
June 19, 2009	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Acquires Cooperative Bank

TROY, N.C. – First Bancorp (NASDAQ - FBNC) announced today that First Bank, its banking subsidiary, has entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC), as receiver for Cooperative Bank, Wilmington, North Carolina, effective 6:00 pm today.  The North Carolina Commissioner of Banks issued an order providing for the closing of Cooperative Bank and appointed the FDIC as receiver.  According to the terms of the agreement, First Bank will acquire all deposits (except certain brokered deposits) and borrowings, and substantially all of the assets of Cooperative Bank and its subsidiary, Lumina Mortgage.  All deposits are being assumed by First Bank with no losses to any depositor.  Each of Cooperative Bank’s branches will open Monday as branches of First Bank.

“We warmly welcome the customers of Cooperative Bank as valued customers of First Bank.  Like Cooperative Bank, First Bank has provided the best in community banking to its customers for over 70 years.  Most importantly, all customers can be confident that their deposits are safe and readily accessible.  It will be business as usual on Monday morning, and you can expect to see the same friendly faces serving you,” said Jerry Ocheltree, President and CEO of First Bank.  “First Bank is a well-capitalized and strong bank, and we look forward to serving you for many years to come.”

Over the weekend, customers of Cooperative Bank can access their money as they always have, by writing checks, accessing online banking, or using ATM or debit cards.  Checks drawn on Cooperative Bank will continue to be processed.  Customers of both banks should continue to bank as they normally do at their existing branches until First Bank can fully integrate the loan and deposit records of Cooperative Bank.  Depositors may withdraw their CD deposits without penalty until maturity.

Cooperative Bank operated through twenty-one branches in North Carolina and three branches in South Carolina. First Bank has purchased approximately $974 million in total assets, including $835 million in loans, and assumed $873 million in liabilities, including $717 million in deposits.  The loans being purchased are covered by a loss share agreement between the FDIC and First Bank which affords First Bank significant loss protection.  First Bank is receiving a discount of $123 million on the assets and is paying a 0% deposit premium. In the coming days, First Bancorp plans to file a Form 8-K with the Securities and Exchange Commission that will provide more information regarding this transaction.  Janney Montgomery Scott LLC acted as financial advisor to First Bancorp in this transaction.

First Bancorp (the “Company”) is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.6 billion (including the assets of Cooperative Bank acquired today).  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 98 branches, with 83 branches operating in the central piedmont and coastal regions of North Carolina, 10 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, Myrtle Beach and Little River), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Blacksburg, Virginia and Nags Head, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.